CHANG LEE LLP
Chartered Accountants

606 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-688-3373
E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 13, 2011, with respect to the balance sheets of Secure Luggage Solutions Inc. as at December 31, 2010 and 2009 and the related statements of stockholders' equity, operations and comprehensive loss, and cash flows for the years then ended and for the period from December 4, 2008 (date of inception) to December 31, 2010, included in the filing of the Registration Statement Form S-1/A Amendment No. 1, dated August 15, 2011.

In addition, we consent to the reference to our firm under the caption "Interest of Names Experts and Counsel" in the Registration Statement.

Vancouver, British Columbia, Canada
August 15, 2011

CHANG LEE LLP
Chartered Accountants